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Exhibit 5.1

Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

May 20, 2005

Crompton Corporation
199 Benson Road
Middlebury, Connecticut 06749

Re:
Merger of Copernicus Merger Corporation, a wholly owned subsidiary of Crompton Corporation, with and into Great Lakes Chemical Corporation

Ladies and Gentlemen:

        We have acted as special counsel to Crompton Corporation, a Delaware corporation ("Crompton"), in connection with the corporate proceedings taken and to be taken relating to the merger of Copernicus Merger Corporation, a Delaware corporation and wholly owned subsidiary of Crompton ("Merger Sub"), with and into Great Lakes Chemical Corporation, a Delaware corporation ("Great Lakes"), with Great Lakes being the surviving corporation (the "Merger"), pursuant to the terms of the Agreement and Plan of Merger, dated as of March 8, 2005 (the "Merger Agreement"), among Crompton, Merger Sub and Great Lakes. We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4, as amended (the "Registration Statement"), relating to the registration of up to 140,111,063 shares (the "Crompton Shares") of Crompton common stock, par value $0.01 per share, and 140,111,063 rights (the "Crompton Rights") to purchase shares of Crompton's Series A Junior Participating Preferred Stock, par value $0.10 per share ("Crompton Series A Preferred Stock"), that may be issued by Crompton pursuant to the terms of the Merger Agreement. Certain of the Crompton Shares (the "Option/RSU Shares") and Crompton Rights may be issued by Crompton upon the exercise of Adjusted Great Lakes Stock Options and Adjusted Great Lakes Restricted Share Units (in each case, as defined in the Merger Agreement) (the "Adjusted Options/RSUs").

        We have examined the Rights Agreement, dated as of September 2, 1999 (the "Rights Agreement"), between Crompton and ChaseMellon Shareholder Services, L.L.C., as rights agent (the "Rights Agent"), and such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion. We have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes a legal, valid and binding obligation of the Rights Agent. We have also assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals and that all information submitted to us is accurate and complete.

        In addition, we have assumed that, with respect to the authorization of the Rights Agreement and the issuance of the Crompton Rights, (i) Crompton's board of directors concluded in good faith that the Rights Agreement is in the best interest of Crompton and its stockholders after exercising due care and carefully considering (A) the provisions of the Rights Agreement in light of (1) the characteristics of Crompton that could make it an attractive takeover target, (2) the takeover environment existing at such time and (3) the vulnerability of Crompton to abusive takeover tactics in light of existing law and provisions of Crompton's Certificate of Incorporation and Bylaws and (B) the potential effect of the Rights Agreement on Crompton, including any future proposal to acquire Crompton, (ii) Crompton's board of directors adopted the Rights Agreement to serve legitimate corporate purposes reasonably related to the potential threats perceived by the directors and not for the sole or primary purpose of perpetuating the directors' or management's control over Crompton or providing personal financial gain for directors or management and (iii) the shares of Crompton Series A Preferred Stock issuable upon exercise of the Crompton Rights will be duly designated and authorized prior to the exercise of any Crompton Rights. We note that the enforceability of the Crompton Rights against Crompton may depend on the determination of a court of the State of Delaware or other competent jurisdiction that the directors' decision to maintain the Rights Agreement, to decline to redeem the Crompton Rights or to take other future actions with respect to the Crompton Rights is a reasonable response to any particular threat to Crompton.

        Based on the foregoing, it is our opinion that:

        1.     The Crompton Shares have been duly and validly authorized by all necessary action on the part of Crompton.

        2.     The Crompton Shares (other than the Option/RSU Shares), when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable by Crompton.

        3.     The Option/RSU Shares, when issued upon the exercise of the applicable Adjusted Option/RSU in accordance with its terms and the terms of the applicable stock plan under which such Adjusted Option/RSU is granted, will be validly issued, fully paid and non-assessable by Crompton.

        4.     The Crompton Rights have been duly and validly authorized by all necessary action on the part of Crompton and, upon issuance thereof in connection with the issuance of the associated Crompton Shares and in accordance with the terms of the Rights Agreement, the Crompton Rights will be legal, valid and binding obligations of Crompton, enforceable against Crompton in accordance with their terms, except as the enforceability thereof is subject to the effect of (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        The opinions set forth above are limited in all respects to (i) the contract law of the State of New York, (i) the contract law and the General Corporation Law of the State of Delaware, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and (iii) applicable federal law.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Additional Information—Legal Matters" therein.

Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP

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  Exhibit 5.1